Exhibit 99.1

Farmers and Merchants Bancshares, Inc. Announces Adoption of Limited Duration Stockholder Rights Plan

Board Acts to Protect the Interests of the Company and its Stockholders Following an Investor Group’s Filing of an “Interagency Notice of Change in Bank Control” with Regulators

Stockholders Do Not Need to Take Any Action

HAMPSTEAD, MARYLAND (July 30, 2024) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank, announced today that its Board of Directors (the “Board”) voted unanimously to adopt a limited duration stockholder rights plan (the “Rights Plan”) to protect the interests of the Company and its stockholders. The Rights Plan is effective immediately and will expire in one year.

The Board’s decision follows a Schedule 13D/A filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 8, 2024 by Barry J. Renbaum and Carol E. Renbaum (the “Investor Group”), who, by the Company’s calculations, collectively own approximately 10.1% of the Company’s outstanding common stock. The filing states, among other things, that the Investor Group, acting in concert with their son, Bryan Renbaum, has filed an Interagency Notice of Change in Bank Control with the Federal Reserve Bank of Richmond and the Maryland Office of Financial Regulation to seek approval to acquire 24.9% of the Company’s common stock and state their intention to sponsor up to three candidates for election to the Board at the Company’s next annual meeting of stockholders.

About the Rights Plan

The Rights Plan, which is similar to plans adopted by other public companies, has been structured to:

1.	Ensure that all of the Company’s stockholders have the opportunity to realize the long-term value of their stockholdings;

2.	Prevent any investor or group of investors from rapidly accumulating a controlling or control-like position in the Company;

3.

Guard against abusive tactics or other tactics potentially disadvantaging to the interests of the Company and its stockholders without negotiating with the Board and without paying an appropriate control premium to all stockholders, and;

4.	Position the Company’s directors so that they may fulfill their statutory duties by ensuring that they have sufficient time to make informed judgments that are in the best interests of the Company.

The Rights Plan provides for the issuance of one right for each outstanding share of the Company’s common stock. Under the Rights Plan, rights will become exercisable if a person, entity or group acquires beneficial ownership of 11% or more of the outstanding common stock (the “triggering percentage”) in a transaction not approved by the Board or if an existing stockholder who already beneficially owns the triggering percentage or more of the outstanding common stock subsequently increases their ownership by one or more shares. In the event that the rights become exercisable, each right would entitle its holder (other than the person, entity or group triggering the Rights Plan, whose rights would become void and would not be exercisable) to buy at the exercise price additional shares of common stock having a market value equal to twice that exercise price.

Additional details regarding the Rights Plan will be included in a Current Report on Form 8-K being filed by the Company with the SEC.

About Farmers and Merchants Bancshares, Inc.

Farmers and Merchants Bancshares, Inc. is a financial holding company and the parent of Farmers and Merchants Bank. Farmers and Merchants Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, Route 26, and Route 45 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, Eldersburg, and Towson. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance, and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the Company’s periodic reports filed with the SEC entitled “Risk Factors.”

Contact

Mr. Gary A. Harris

President and CEO

(410) 374-1510, ext. 1104